Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-35087, No. 333-35165, No. 333-39153, No. 333-39249, No. 333-88438, No. 333-119355, No. 333-136488, No. 333-136489 and No. 333-136490) on Form S-8 and (No. 333-148655) on Form S-3 of Pioneer Natural Resources Company (the "Company") and the related Prospectuses of the reference of Netherland, Sewell & Associates, Inc. in the Annual Report on Form 10-K for the year ended December 31, 2007, of the Company and its subsidiaries, filed with the U.S. Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H (Scott) Rees III, P.E.
C.H (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

February 19, 2008